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                                   EXHIBIT 12


                          OPINION OF SAMUEL KORNHAUSER
                         REGARDING CERTAIN TAX MATTERS

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                                  TAX OPINION

                                  [LETTERHEAD]

                                  July 6, 2004


Navellier Aggressive Growth Portfolio
The Navellier Performance Funds
One East Liberty Street, Third Floor
Reno, Nevada 89501

Navellier Aggressive Micro Cap Portfolio
The Navellier Performance Funds
One East Liberty Street, Third Floor
Reno, Nevada 89501

      Re:   Acquisition of Assets of Navellier Aggressive Growth Portfolio

Gentlemen:

      You have asked for my opinion as to certain Federal income tax consequences of the transaction described below.

                           Parties to the Transaction

      Navellier Aggressive Growth Portfolio ("Target Fund") is a series of The Navellier Performance Funds ("Performance Funds"), a Delaware business trust.

      Navellier Aggressive Micro Cap Portfolio ("Acquiring Fund") is a series of The Navellier Performance Funds ("Performance Funds"), a Delaware business trust.

                       Description of Proposed Transaction

      In the proposed transaction (the "Reorganization"), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of all valid liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

                         Scope of Review and Assumptions

      In rendering my opinion, I have reviewed and relied upon the Agreement and Plan of Reorganization with respect to and on behalf of Acquiring Fund and with respect to and on behalf of Target Fund as of July 9, 2004 (the "Reorganization Agreement") and on a prospectus/proxy statement submitted to the Securities and Exchange Commission on or about May 7, 2004, file number 333-22967, which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. I have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the
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closing of the  transaction.  I further  assume  that the  transaction  will be carried out in accordance with the Reorganization Agreement.

                                 Representations

      Representations have been made to me by the appropriate officers of Target Fund and Acquiring Fund, and I have without independent verification relied upon such representations in rendering my opinions.

                                    Opinions

      Based on and subject to the foregoing, and my examination of the legal authority I have deemed to be relevant, I have the following opinions:

      1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of all valid liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund will constitute a "reorganization" within the meaning of ss. 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Fund and Target Fund will each be "a party to a reorganization" within the meaning of ss. 368(b) of the Code.

      2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of all valid liabilities of Target Fund.

      3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of all valid liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

      4. The shareholders of Target Fund will recognize no gain or loss upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

      5. The aggregate tax basis of the Acquiring Fund shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each Target Fund shareholder will include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided the Target Fund shares were held as a capital asset on the date of the Reorganization.

      6. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

      The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be
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revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.4 of the Reorganization Agreement. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of my name and any reference to my firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        /s/ Samuel Kornhauser

                                        LAW OFFICES OF SAMUEL KORNHAUSER